Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) dated as of January 1, 2019 (the “Effective Date”) by and among AquaVenture Holdings Limited, a business company organized under the laws of the British Virgin Islands (the “Parent”),  Quench USA, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Quench”), and Anthony Ibarguen (the “Executive”):

WHEREAS, before the Effective Date, the Executive served as the President of Parent and the President and Chief Executive Officer of Quench;

WHEREAS, the Executive has made, and is expected to continue to make, major contributions to the profitability, growth and financial strength of Parent and its direct and indirect subsidiaries, including Quench (collectively, the “Company”);

WHEREAS, Parent desires that the Executive, and the Executive desires to, serve as the Chief Executive Officer and President of Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Quench desires to continue to employ the Executive, and the Executive desires to continue to be employed by Quench, to render services to the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Quench and the Executive previously entered into the Executive Employment Agreement effective as of October 20, 2010 (the “Prior Agreement”), and now desire to amend and restate such Prior Agreement on the terms and subject to the conditions set forth in this Agreement, so that as so amended and restated the Prior Agreement shall read in its entirety as set forth in this Agreement;

NOW, THEREFORE, in consideration of these premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Employment.

(a) Term.  The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until his employment is terminated in accordance with the provisions hereof (the “Term”).

(b) Positions and Duties.

(i) During the Term, the Executive shall serve as the Chief Executive Officer and President of Parent, and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of Parent and the Company and shall have such other responsibilities, powers and duties as may from time to time be lawfully prescribed by the Board of Directors of Parent (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time.

(ii) In addition, during the portions of the Term determined by the Board in its discretion, the Executive shall serve as the President and Chief Executive Officer of Quench, and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of Quench and its subsidiaries and shall have such other responsibilities, powers and duties as may from time to time be lawfully prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time.

(iii) Executive’s principal place of employment during the Term shall be Quench’s headquarters in King of Prussia, Pennsylvania. The Company may from time to time require the Executive to travel temporarily to other locations on the Company’s business, but the Executive shall not be required to move his primary residence from Pennsylvania.

(iv) The Executive shall perform the duties and carry out the responsibilities assigned to the Executive, to the best of the Executive’s ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company, shall comply with the Company’s policies and procedures in all material respects, and shall report to the Board.  The Executive acknowledges that the Executive’s duties and responsibilities hereunder will require the Executive’s full business time and effort and agrees that, during the Term, the Executive will not have any business interests which may conflict with or impair the performance of any of the Executive’s duties hereunder; provided, however, that nothing in this Section 1  shall be deemed to prohibit the Executive from (i)  making Permitted Investments (as defined below) or (ii) continuing to serve on those boards on which the Executive sits as of the Effective Date (which have been disclosed to the Compensation Committee of the Board) or, with the prior approval of the Board, serving on such other corporate, industry, civic, or charitable boards or committees, and retaining any compensation received for all such service, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an officer of Parent or Quench or an employee of the Company in accordance with this Agreement, or violate the provisions contained in Section 7 of this Agreement.

(v) The Executive represents and warrants that the Executive is not a party to or bound by any agreements or other business commitments that would in any manner restrict the Executive’s work, effort or activity on behalf of, and while serving as an officer of, of being employed by, the Company.  The Executive represents and warrants that the execution and delivery of this Agreement and performance of the Executive’s duties hereunder will not conflict with or breach any agreements or orders to which the Executive is a party or by which the Executive is bound.    The Executive also agrees that the Executive is not to breach any obligation of confidentiality that the Executive has to former employers, and the Executive agrees to honor all such obligations to former employers during the Executive’s employment with the Company.  The Executive has not, and shall not, become subject to any legal or contractual limitation on his ability to engage in the business of the Company that reasonably could be expected to have a materially adverse effect on his ability to attract or retain customers or perform the services hereunder.

2. Compensation and Related Matters.
(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be at the rate of $500,000 per year. During the Term, the Executive's Base Salary shall be reviewed at least annually by the Board and may be increased (but not decreased without the prior written consent of the Executive).  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with Quench’s usual payroll practices for senior executives, but, in any event, on no less than a monthly basis.

(b) Bonus.  During the Term, the Executive shall be eligible to receive annual cash incentive compensation as determined by the Board from time to time (the “Bonus”).  The Executive’s target Bonus for a specific year shall be not less than seventy percent (70%) of the Executive’s Base Salary for that year (“Target Bonus”).  The Executive’s Target Bonus shall be $350,000 for 2019.  The Bonus shall be payable in accordance with the metrics, terms and conditions established by the Board after consultation with the Executive and communicated by the Board to the Executive, which the Board shall use its reasonable efforts to do no later than March 15 of the applicable Bonus year.  The Bonus shall be payable as determined by the Board (including determinations regarding the established metrics, terms and conditions and the achievement thereof in its discretion) and, subject to the other provisions of this Agreement, shall be paid only if the Executive is employed by the Company as of the date such Bonus is determined to be paid by the Board, provided that such Bonus shall be paid no later than March 15 of the year following the year to which such Bonus relates.  The Board and Compensation Committee shall perform an annual review of the Executive’s Bonus based upon, among other things, the Executive’s performance of his duties and the Company’s other compensation policies.  The Executive will not earn or receive any prorated Bonus except as provided in Sections 4(b), 4(c) and 5.

(c) Long-Term Incentive Grants.  During the Term, the Executive shall be eligible to receive annual long-term incentive grants under Parent’s 2016 Share Option and Incentive Plan, as amended from time to time (the “Plan”), in the amounts, in the forms and subject to the conditions as determined by the Board from time to time (the “Equity Grants”).  For 2019, the Executive was awarded 47,960 Restricted Share Units (as defined in the Plan) under the Plan on January 31, 2019.  The award is subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, which includes a four-year vesting schedule with 25% of such Restricted Share Units to vest one year after the grant date and the remaining 75% of such Restricted Share Units to vest in equal quarterly installments over the following three years.  The Executive is required to enter into an RSU Award Agreement in the form to be approved by the Board as a condition to receiving this award.

(d) Expenses.  During the Term, the Executive is authorized to incur, and shall be entitled to receive prompt reimbursement for, all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by Quench for its senior executive officers.

(e) Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under Quench’s employee benefit plans in effect for the Company’s senior executives, as such benefits may be in place from time to time, subject to the terms of such plans. Notwithstanding the foregoing, during the Term, Quench shall continue to pay one hundred percent (100%) of the premiums for coverage for the Executive and his covered dependents under the Quench health insurance plan.

(f) Paid Time Off.  During the Term, the Executive shall accrue annual “paid time off” at the rate of twenty-five (25) days per calendar year, all in accordance with Company policy, which shall be accrued ratably.  Unused paid time off may not be carried over into the following calendar year and will not be paid out at the end of the calendar year or at any other time, except accrued but unused days will be paid out upon termination of the Executive’s employment.  The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(g) Other Employing Subsidiary.  If the Executive is no longer an employee of Quench for any reason but the Executive’s employment pursuant to this Agreement has not been terminated, Parent may reassign the Executive’s employment to another direct or indirect wholly owned subsidiary of Parent that is incorporated in the United States of America and, from and after such reassignment, such other subsidiary shall assume all of Quench’s rights and obligations under this Agreement.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability.  The Company (with the prior approval of the Board) may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of his then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of his then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Board shall, submit to the Company a certification in reasonable detail by a physician selected by the Board and located in the Philadelphia, Pennsylvania metropolitan area to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification within a reasonable time period, the Board’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. During any period of Executive’s disability during the Term, the Company shall pay the Executive his Base Salary, reduced by any payments the Executive is receiving, or would be receiving if the Executive had timely applied for benefits, under the Company-sponsored short-term disability and/or long-term disability plans or programs.

(c) Termination by Company for Cause. The Company (with the prior approval of the Board) may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined solely by the judgment of the Board:

(i) the Executive's conviction of, or plea of guilty or nolo contendere to, (i) any felony or (ii) a misdemeanor involving a crime of fraud, embezzlement, dishonesty, disloyalty, moral turpitude or professional misconduct;

(ii) a material breach, non-performance or non-observance by the Executive of any of the terms of this Agreement or any other written agreement to which the Executive and the Company are parties, or the material breach, non-performance or non-observance by the Executive of his duties to the Company or any rules or written employment policies of the Company governing employee behavior (including, without limitation, any ethics policies, codes of conduct or policies concerning substance abuse and sexual harassment) if such breach, non-performance or non-observance is not cured within a period of thirty (30) days after written notice thereof by the Board to the Executive;

(iii) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement;

(iv) any act, omission or conduct by the Executive which constitutes willful or gross misconduct (A) that is materially injurious to the Company or its business, either financially or otherwise, or (B) that materially interferes with or adversely affects the Executive’s performance of, or ability to perform, his duties under this Agreement;

(v) the Executive’s willful failure or refusal to follow or carry out the lawful instructions of the Board (other than as a result of illness or disability) concerning material duties or actions consistent with the Executive’s position in a timely manner and otherwise in a manner reasonably acceptable to the Board and such failure or refusal continues for a period of thirty (30) days after receipt of written notice from the Board describing such failure or refusal in reasonable detail;

(vi) intentional dishonesty with respect to any material matter by the Executive in any communications with the Board; or

(vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause.  The Company (with the prior approval of the Board) may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement:

(i) “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events, in each case that occurs without Executive’s express written consent: (A) Parent  fails to elect, reelect or otherwise maintain the Executive in the offices and positions in Parent in accordance with Section 1(b)(i) of this Agreement, or a change in the Executive’s reporting relationship with the Board as set forth in Section 1(b)(i) of this Agreement; (B) the Executive is not nominated for reelection as a director of Parent; (C) the Executive has been assigned material duties inconsistent with the offices and positions in Parent set forth in Section 1(b)(i) of this Agreement, or has suffered a material reduction in any of the duties, authority and/or responsibilities attached to the offices and positions in Parent set forth in Section 1(b)(i) of this Agreement; (D) a material diminution in the Executive’s Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (E) the Executive’s Target Bonus for a specific year is set by the Board at an amount less than seventy percent (70%) of the Executive’s Base Salary for that year; (F) the Board shall require the Executive to have his principal location of work changed to any location which is more than 25 miles from the location of the Executive’s then principal place of employment under this Agreement; or (G) the material breach of this Agreement by Parent or Quench.

(ii) “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of such Good Reason condition within sixty (60) days of the first occurrence of such condition, detailing such condition with specificity; (C) the Executive cooperates in good faith with the Company’s efforts, for a period of at least thirty (30) days following such notice (the “Cure Period”), to remedy such condition; (D) notwithstanding such efforts, such Good Reason condition continues to exist after the end of the Cure Period; and (E) the Executive terminates his employment within thirty (30) days after the end of the Cure Period.  If the Company cures the Good Reason condition before the Executive so terminates his employment pursuant to the preceding sentence, such Good Reason condition shall be deemed not to have occurred.

(f) Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, but the Executive shall continue to receive all Base Salary, and, if the Executive was participating in Quench’s group health plans immediately prior to the Date of Termination, then Quench shall continue to pay the premiums for the Executive’s participation in the Company’s group health plans, which would otherwise have been paid during the accelerated period.

4. Compensation Upon Termination.

(a) Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) and unused paid time off that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination upon the Executive’s Death or Disability.  If the Executive’s employment with the Company is terminated under Section 3(a) or 3(b), the Executive or the Executive’s estate, if applicable, shall receive (i) the Accrued Benefit; (ii) any vested benefits that the Executive or the Executive’s estate may be entitled to receive under any applicable equity or other plans (including the Plan), and (iii) a prorated portion of the Executive’s Target Bonus for the year in which the Date of Termination occurs, prorated for the portion of the year through the Date of Termination (based on the number of days elapsed).

(c) Termination by the Company Without Cause, or by the Executive with Good Reason, Not in Connection with a Change in Control.  Except as provided in Section 5 of this Agreement, during the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement provisions and the other provisions set forth in Exhibit A to this Agreement and such other provisions as are mutually agreed upon by Parent and the Executive (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable within the time period set forth in the Separation Agreement and Release (but in no event later than 60 days after the Date of Termination):

(i) Quench shall also pay the Executive a lump sum in cash in an amount equal to the Executive’s then current annual Base Salary (or if the Executive terminates his employment for Good Reason, the Executive’s Base Salary in effect immediately prior to the occurrence of any of the events that constitute the Good Reason for such termination, if higher) and Target Bonus for the year in which the Date of Termination occurs;

(ii) if the Executive was participating in Quench’s group health plans immediately prior to the Date of Termination and elects COBRA health plan continuation, then Quench shall pay the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA until the earliest of (i) 12 months following the Date of Termination, (ii) the expiration of the Executive’s rights under COBRA, or (iii) the Executive’s eligibility for group health plan coverage through other employment.  The Executive shall promptly respond fully to any reasonable inquiries related to eligibility for other group health plan coverage and shall promptly report to the Company if the Executive becomes eligible for such coverage.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the Executive shall be entitled to 12 months of additional vesting of all stock options and other stock-based awards held by the Executive, measured from the Date of Termination. Such additional vesting shall be immediately accelerated, and the underlying option or stock-based award shall accordingly become exercisable or nonforfeitable, as of the Date of Termination; provided, that (A) the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein, and (B) any termination or forfeiture of the unvested portion of any stock options and other stock-based awards held by the Executive that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of the stock options and other stock-based awards does not vest pursuant to this section.

The amounts payable under this Section 4(c) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments under this Section 4(c) shall immediately cease.

5. Termination by the Company Without Cause, or by the Executive with Good Reason, in Connection with a Change in Control.  The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations from and after the occurrence of a Change in Control of Parent.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 24 months after the occurrence of the first event constituting a Change in Control of Parent (the “Protection Period”).  These provisions shall terminate and be of no further force or effect after the end of the Protection Period.

(a) Change in Control.  During the Term, if within the Protection Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable within the time period set forth in the Separation Agreement and Release (but in no event later than 60 days after the Date of Termination):

(i) Quench shall pay the Executive a lump sum in cash in an amount equal to  the Executive’s Target Bonus for the year in which the Date of Termination occurs, prorated for the portion of the year through the Date of Termination (based on the number of days elapsed);

(ii) Quench shall also pay the Executive a lump sum in cash in an amount equal to two times the sum of (A) the Executive’s then current Base Salary (or (x) the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher or (y) if the Executive terminates his employment for Good Reason, the Executive’s Base Salary in effect immediately prior to the occurrence of any of the events that constitute the Good Reason for such termination, if higher) plus (B) the Executive’s Target Bonus for fiscal year in which the Date of Termination occurs;

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the vesting of all stock options and other stock-based awards held by the Executive shall immediately accelerate such that any unvested portion shall immediately become fully vested, and fully exercisable or nonforfeitable as of the Date of Termination; provided, that (A) the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein, and (B) any termination or forfeiture of the unvested portion of any stock options and other stock-based awards held by the Executive that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of the stock options and other stock-based awards does not vest pursuant to this section; and

(iv) if the Executive was participating in Quench’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then, Quench shall pay the premiums for the Executive’s participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earliest of (i) 24 months following the Date of Termination, (ii) the expiration of the Executive’s rights under COBRA, or (iii) the Executive’s eligibility for group health plan coverage through other employment.  The Executive shall promptly respond fully to any reasonable inquiries related to eligibility for other group health plan coverage and shall promptly report to the Company if the Executive becomes eligible for such coverage.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings

The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments under this Section 5 shall immediately cease.

(b)Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(i) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(i) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Board (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Board and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Board or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding common shares of Parent (the “Outstanding Common Shares”) or (ii) the combined voting power of the then outstanding securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Parent (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Parent), (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of “Change in Control”; or

(ii) individuals who, as of the beginning of any consecutive two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of Parent and whose election, or nomination for election by Parent’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Parent as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall not be deemed a member of the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation of Parent or sale or other disposition of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the Persons who are the beneficial owners, respectively, of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such Person entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Corporate Transaction (including, without limitation, a Person which as a result of such transaction owns Parent or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: Parent; any employee benefit plan (or related trust) sponsored or maintained by Parent or any Person controlled by Parent; and the Person resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, or the combined voting power of the outstanding securities of such Person entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Corporate Transaction (including, without limitation, a Person which as a result of such transaction owns Parent or all or substantially all of the Company’s assets either directly or indirectly), and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or its equivalent) of the Person resulting from such Corporate Transaction; or

(iv) the consummation of a sale or other disposition by Parent of all or substantially all of the assets (which may include the stock of certain of its subsidiaries) of either of its Quench or Seven Seas Water operating platforms or, if Parent creates or adds additional businesses or operating platforms that are reported as separate reportable segments in Parent’s periodic filings with the United States Securities and Exchange Commission after the Effective Date,  any such additional business or operating platform.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Parent which, by reducing the number of shares of Outstanding Common Shares or Outstanding Voting Securities, increases the proportionate number of Outstanding Common Shares or Outstanding Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then Outstanding Common Shares or Outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional Outstanding Common Shares or Outstanding Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Parent) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then Outstanding Common Shares or Outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.  For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company.  The Executive will return to the Company all such materials and property as and when requested by the Company.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation.  During the Executive’s employment with the Company and either (x) for 12 months thereafter, or (y) if the Executive’s employment terminates during a Protection Period, 24 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly retaining, employing, attempting to employ or recruiting any person who is an employee or independent contractor of the Company, or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, independent contractor, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean a business that is (x) competitive with any business which the Company or any of its affiliates has conducted, or has invested significant resources in evaluating or preparing to conduct, at any time during the employment of the Executive, and (y) is conducted in any country in the world in which the Company or any of its affiliates has conducted, or has invested significant resources in evaluating or preparing to conduct, at any time during the employment of the Executive.  Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding securities of a publicly held Person which constitutes or is affiliated with a Competing Business (each, a “Permitted Investments”).

(e) Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the

Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).  If reasonable prudence warrants that the Executive be represented by legal counsel in connection with such cooperation, the Company shall either provide legal representation for the Executive in connection with the activities described in this Section 7(f) or shall reimburse the Executive for his reasonable attorneys’ fees.  For the avoidance of doubt, if the Company offers to provide joint representation to the Executive in connection with such cooperation activities and the provision of such representation is permissible in accordance with applicable ethical rules, the Executive shall not be entitled to reimbursement for his attorneys’ fees if he elects to decline such representation.

(g) Reformation of Restrictive Covenants.  If any court of competent jurisdiction shall at any time determine that the term of any covenant set forth in this Section 7 is too lengthy, the territory is too extensive or the scope or subject matter of any such covenant exceeds the limitations imposed by applicable law, the parties agree that the applicable provisions shall be amended to the minimum extent necessary such that the provisions are enforceable or permissible to the maximum extent allowed under such applicable law.

(h) Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Nomination to Board of Directors. During the Term, the Company shall use all reasonable efforts to cause the Executive to be nominated for reelection as a director of Parent for so long as the Executive shall be an employee of the Company.  If the Executive’s employment with the Company is terminated for any reason, the Executive shall promptly (and in any event within three business days after such termination) resign in writing as a director and officer of Parent and each of Parent’s direct and indirect subsidiaries.

9. Indemnification Agreement. The Indemnification Agreement between Parent and the Executive shall remain in full force and effect, unchanged by this Agreement.

10. No Mitigation Obligation. Parent and Quench hereby acknowledge that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment in the event the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), and that the noncompetition covenant contained in Section 7 will further limit the employment opportunities for the Executive.  Accordingly, the parties hereto expressly agree that the payment of the amounts required by Sections 4(b), 4(c) and 5, as the case may be, by Quench to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

11. Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be submitted and settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in the Philadelphia, Pennsylvania metropolitan area in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Except as otherwise provided in this Agreement (including Section 22), the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any such arbitration; provided, however, that such award of attorneys’ fees and costs shall not apply to claims based on any statute, except to the extent that the statute authorizes an award of attorneys’ fees.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and extemporaneous negotiations, communications, arrangements and agreements between the parties concerning such subject matter, including without limitation the Prior Agreement.

14. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

15. Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

16. Enforceability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

17. Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with Quench or, in the case of Parent or Quench, at Parent’s main offices, attention of the Board.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Governing Law.  The law, including the statutes of limitation, of the Commonwealth of Pennsylvania shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

22. Legal Fees and Expenses.

(a) Except as provided in Sections 22(b) and (c), each party shall pay or cause to be paid, and shall be solely responsible for, any and all attorneys’ and related fees and expenses incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and any dispute arising with respect to this Agreement; provided, however, that if the Executive prevails in any such dispute, the Company shall reimburse the Executive for any and all reasonable such fees and expenses incurred by the Executive in connection with such dispute.

(b) Quench shall reimburse the Executive for all legal fees up to a maximum of $7,500 incurred by him in connection with the preparation, negotiation, execution and delivery of this Agreement.

(c) If, within the Protection Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), it is the intent of the parties that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that, after a Change in Control, Parent or Quench has failed to comply with any of its obligations under this Agreement or if Parent, Quench or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, Parent and Quench irrevocably authorize the Executive from time to time to retain counsel of his choice, at the expense of Parent and Quench as hereinafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Parent, Quench or any director, officer, stockholder or other person affiliated with Parent or Quench, in any jurisdiction. If a Change in Control has occurred, Parent and Quench shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the

Executive as a result of Parent’s or Quench’s failure to perform this Agreement or any provision hereof or as a result of Parent, Quench or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

23. Successor to Company.  Each of Parent and Quench shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent or Quench expressly to assume and agree to perform this Agreement to the same extent that Parent or Quench would be required to perform it if no succession had taken place.  Failure of Parent or Quench to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

24. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.  Facsimiles or other electronic forms of signatures (including e-mail, portable document format (.pdf) or similar generally accepted electronic means) shall be deemed to be originals.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AQUAVENTURE HOLDINGS LIMITED

By:	/s/ Douglas R. Brown
Douglas R. Brown
Chairman of the Board

QUENCH USA, INC.

By:	/s/ Thomas Breslin
Thomas Breslin
Chief Financial Officer

By:	/s/ Anthony Ibarguen
Anthony Ibarguen
Chief Executive Officer

Exhibit A

Form of Separation Agreement and Release

This Separation Agreement and Release (the “Separation Agreement”), is entered into by and among AquaVenture Holdings Limited, a business company organized under the laws of the British Virgin Islands (the “Parent”),  Quench USA, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Quench”), and Anthony Ibarguen (the “Executive”).  This Separation Agreement is effective as of the Effective Date, as defined below.

WHEREAS, Parent, Quench and the Executive are parties to an Amended and Restated Employment Agreement dated as of January 1, 2019 (the “Employment Agreement”);

WHEREAS, [Parent and Quench wish to terminate the Executive’s employment with the Company without Cause][The Executive wishes to terminate his employment with the Company with Good Reason];

WHEREAS, the execution of this Separation Agreement is a condition precedent to the payment of severance as set forth in the Employment Agreement; and

WHEREAS, in consideration for the Executive’s signing of this Separation Agreement, the Company will provide the Executive with severance benefits pursuant to the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Parent, Quench and the Executive agree as follows:

1. The Executive, for himself, the Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge Parent and the Company and each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with Parent and any of its subsidiaries; (b) the termination of the Executive’s employment with Parent and any of its subsidiaries; (c) the Employment Agreement; or (d) any events, acts, agreements or conduct occurring on or prior to the date of this Separation Agreement.  The foregoing release, discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any restricted stock or stock option or similar agreements between the Executive, on the one hand, and Parent or any of its subsidiaries, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which any of the Releasors may claim existed with any of the Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with Parent or any of its subsidiaries or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to:  (i) any right to indemnification now existing under any statute, the charter or bylaws of Parent or the Company, or the Indemnification Agreement between Parent and the Executive; (ii) any rights to the receipt of employee benefits under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3), which vested on or prior to the date of this Separation Agreement; (iii) the right to receive severance benefits under Section 4 or 5 of the Employment Agreement; (iv) any right to employee-paid continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, if available; and (v) any claim that cannot be waived by law.

2. The Executive represents and warrants that he has been paid for all time worked and has received all the leave of absence and leave benefits and protections for which the Executive was eligible.

3. Nothing contained in this Separation Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Separation Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Parent or the Company, nor does anything contained in this Separation Agreement apply to truthful testimony in litigation.  If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

4. The Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language.  If the Executive violates this Separation Agreement by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, the Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit to the extent permitted by law.

5. The provisions of the last paragraphs of Sections 4(c) and 5(a), Sections 6, 7, 9, 11, 12, 14, 17, 19, 21 and 22 of the Employment Agreement, and the Indemnification Agreement between Parent and the Executive, shall continue in full force and effect in accordance with their terms.

6. Without limiting any of the terms of the Employment Agreement, the Executive acknowledges that he must return all property of the Company as of the Date of Termination and that he will not be in possession of any property of the Company, including, but not limited to, any keys, computer disks, flash drives, credit cards, Company identification cards, computers, tablets, phones, blackberries or other smartphones, proprietary materials, contracts, spreadsheets, financial data, designs, business plans, vendor lists, supplier lists, and other files and documents containing confidential or proprietary information following the Date of Termination.

7. The Executive agrees that he will not make any negative or disparaging statements about, or directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of, any of the Releasees, including but not limited to disparaging or criticizing any products or services of any of the Releasees.  In turn, each of Quench and Parent agrees to instruct its respective directors and senior executive officers (solely in their respective capacities as such directors and senior executive officers) not to (i) make any negative or disparaging statements about, or (ii) directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of, the Executive, including, but not limited to disparaging Executive or criticizing his service to the Company;  provided, however, that nothing in this paragraph shall apply to statements between or among such directors and/or senior executive officers related to the Executive or his or their performance of his or their responsibilities as directors and/or senior executive officers. Nothing contained in this Section 7 limits the ability of the Executive, Parent, Quench or any of the directors and senior executive officers of Quench and Parent to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including any such person’s ability to provide documents or other information, without notice to any other person, nor does anything contained in this Section 7 apply to truthful testimony by any person in litigation.

8. The Executive acknowledges and recites that:
(a) the Executive has executed this Separation Agreement knowingly and voluntarily and is knowingly and voluntarily waiving any rights he has under the ADEA;
(b) the Executive has read and understands this Separation Agreement in its entirety;

(c) the Executive has been advised and directed in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Executive wishes with respect to the terms of this Separation Agreement before executing it;

(d) the Executive’s execution of this Separation Agreement has not been forced by any employee or agent of the Company, and the Executive has had an opportunity to negotiate about the terms of this Separation Agreement;

(e) the Executive’s waiver does not apply to any rights or claims that arise after the date the Executive signs this Separation Agreement;
(f) the Executive has been offered twenty one (21) calendar days after receipt of this Separation Agreement to consider its terms before executing it;[1] and

(g) the payment of severance pursuant to Section 4 or 5 of the Employment Agreement is consideration for the Executive’s covenants and agreements set forth in this Separation Agreement and is in addition to anything of value to which the Executive is otherwise entitled.

9. Except for the application of pre-emptive Federal law, the law, including the statutes of limitation, of the Commonwealth of Pennsylvania shall govern this Separation Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

10. The Executive shall have seven (7) days from the date he executes this Separation Agreement to revoke his waiver of any ADEA claims by providing written notice of the revocation to Parent and Quench as provided in the Employment Agreement.  In the event of such revocation, the terms of the Employment Agreement shall govern.  This Separation Agreement shall be effective on the first business day following the expiration of such seven (7) day period (the “Effective Date”).

11. Capitalized terms not defined in this Separation Agreement have the meanings given in the Employment Agreement.
12. This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  To signify their agreement to the terms of this Separation Agreement, the parties have executed this Separation Agreement on the dates set forth under their signatures, which appear below.

1  In the event the Company determines that the Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide the Executive with:  (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

AQUAVENTURE HOLDINGS LIMITED

By:
Anthony Ibarguen
Date:	Date:

QUENCH USA, INC.

By:

Date: